                                                                   EXHIBIT 23(i)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Pfizer Inc:

We consent to the incorporation by reference in the Registration Statement on Form
S-8 of Pfizer Inc, dated April 26, 2004, of our report dated February 26, 2004, with respect to the consolidated balance sheets of Pfizer Inc and Subsidiary
Companies as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003, which report appears in the December 31,
2003 Annual Report on Form 10-K of Pfizer Inc filed March 10, 2004.

KPMG LLP
New York, New York
April 26, 2004